Exhibit 99.1

Genworth Financial Announces Second Quarter 2014 Results

Strong Loss Performance In Global Mortgage Insurance Division

Adverse Long Term Care Insurance Claims Experience

$514 Million Net Proceeds From Australia Mortgage Insurance IPO

Richmond, VA (July 29, 2014) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the second quarter of 2014. The company reported net income1 of $176 million, or $0.35 per diluted share, compared with net income of $141 million, or $0.28 per diluted share, in the second quarter of 2013. Net operating income2 for the second quarter of 2014 was $158 million, or $0.31 per diluted share, compared with net operating income of $133 million, or $0.27 per diluted share, in the second quarter of 2013.

On May 21, 2014, the company completed the minority initial public offering (IPO) of 33.8 percent of its Australia mortgage insurance (MI) business and as a result net income attributable to noncontrolling interests in the Australia MI business2 was $11 million in the current quarter. Net income before net income attributable to noncontrolling interests in the Australia MI business2 was $187 million, or $0.37 per diluted share, in the second quarter of 2014 compared with net income available to Genworth’s common stockholders of $141 million, or $0.28 per diluted share, in the second quarter of 2013. Net operating income before net operating income attributable to noncontrolling interests in the Australia MI business2 for the second quarter of 2014 was $169 million, or $0.34 per diluted share, compared with net operating income of $133 million, or $0.27 per diluted share, in the second quarter of 2013.

“Genworth made continued progress in our turnaround strategy during the quarter with the completion of the partial IPO of our Australia MI business,” said Tom McInerney, President and CEO. “Our second quarter 2014 results were strong in our mortgage insurance businesses, which benefitted from continued solid loss performance, but disappointing in our long term care insurance business, where we experienced adverse claims development. We continue to pursue state approvals for premium rate increases in long term care and recently launched a new long term care insurance product in 42 states that balances flexibility for customers with appropriate risk-adjusted returns for Genworth.”

[1]	Unless otherwise stated, all references in this press release to net income, net income per share, book value, book value per share and stockholders’ equity should be read as net income available to Genworth’s common stockholders, net income available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.
[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Consolidated Net Income & Net Operating Income

	Three months ended June 30 (Unaudited)
	2014		2013
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change
Net income available to Genworth’s common stockholders	$176	$0.35	$141	$0.28	25%
Adjustment: Net income attributable to noncontrolling interests in Australia MI	11	0.02	N/A	N/A	N/A

Net income available to Genworth’s common stockholders before net income attributable to noncontrolling interests in Australia MI	$187	$0.37	$141	$0.28	33%

Net operating income	$158	$0.31	$133	$0.27	19%
Adjustment: Net operating income attributable to noncontrolling interests in Australia MI	11	0.02	N/A	N/A	N/A

Net operating income before net operating income attributable to noncontrolling interests in Australia MI	$169	$0.34	$133	$0.27	27%

Weighted average diluted shares	503.6		497.5
Book value per share	$32.68		$29.76
Book value per share, excluding accumulated other comprehensive income (loss)	$24.31		$23.39

Net investment gains, net of taxes and other adjustments, were $20 million in the quarter, compared to $15 million in the prior year. Total investment impairments, net of taxes, were $1 million in the current quarter and $4 million in the prior year.

Net operating income results are summarized in the table below:

Net Operating Income (Loss) (Amounts in millions)	Q2 14	Q1 14	Q2 13
U.S. Life Insurance Division:
U.S. Life Insurance	$69	$94	$79

Total U.S. Life Insurance Division	69	94	79

Global Mortgage Insurance Division:
International Mortgage Insurance	97 [3]	99	89
U.S. Mortgage Insurance (U.S. MI)	39	33	13

Total Global Mortgage Insurance Division	136	132	102

Corporate and Other Division:
International Protection	2	7	1
Runoff	15	12	6
Corporate and Other	(64)	(51)	(55)

Total Corporate and Other Division	(47)	(32)	(48)

Total Net Operating Income	$158	$194	$133

Net operating income excludes net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, restructuring charges, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and other adjustments, net of taxes. A reconciliation of net operating income of segments and Corporate and Other activities to net income is included at the end of this press release.

Unless specifically noted in the discussion of results for the International Mortgage Insurance and International Protection segments, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release. The impact of foreign exchange on net operating income in the second quarter of 2014 was a favorable impact of $1 million versus the prior quarter and an unfavorable impact of $11 million versus the prior year.

[3]	Excluding net income attributable to noncontrolling interests in the Australia MI business of $11 million in the second quarter of 2014, related to the Australia MI IPO completed on May 21, 2014.

U.S. Life Insurance Division

U.S. Life Insurance Division net operating income was $69 million, compared with $94 million in the prior quarter and $79 million a year ago.

U.S. Life Insurance Division

Net Operating Income
(Amounts in millions)	Q2 14	Q1 14	Q2 13
U.S. Life Insurance
Life Insurance	$39	$21	$27
Long Term Care Insurance	6	46	26
Fixed Annuities	24	27	26

Total U.S. Life Insurance	69	94	79

Total U.S. Life Insurance	$69	$94	$79

Sales (Amounts in millions)	Q2 14	Q1 14	Q2 13
U.S. Life Insurance
Life Insurance
Term Life	$14	$13	$4
Term Universal Life	—	—	—
Universal Life	7	6	5
Linked Benefits	5	2	3
Long Term Care Insurance
Individual	24	21	38
Group	2	1	5
Fixed Annuities	429	520	212

Account Value (Amounts in millions)	Q2 14	Q1 14	Q2 13
Fixed Annuities	$19,209	$19,037	$17,949

U.S. Life Insurance Division

Key Points

•	U.S. Life Insurance Division net operating income was $69 million, compared with $94 million in the prior quarter and $79 million a year ago.

•	Compared to the prior quarter, sales of life insurance and individual long term care insurance (LTC) products were higher but lower in fixed annuities.

•	The consolidated risk-based capital (RBC) ratio is estimated to be approximately 490 percent[4], up from 480 percent at the end of the first quarter of 2014.

[4]	Company estimate for the second quarter of 2014, due to timing of the filing of statutory statements.

•	As of June 30, 2014, 43 states have approved premium rate increases as part of the 2012 in force premium rate increases. The company continues to expect to achieve $250 to $300 million of premium increases when fully implemented.

•	In September 2013, the company announced that it began filing for LTC premium rate increases on certain Privileged Choice® and Classic Select® policies sold between 2003 and 2012. As of June 30, 2014, 18 states have approved these rate increases.

Life Insurance

Life insurance net operating income was $39 million, compared with $21 million in the prior quarter and $27 million in the prior year. Mortality experience improved versus the prior quarter. Results compared to the prior year benefitted from slower reserve growth resulting from a correction to reserves and unlocking of mortality and interest assumptions which were completed in the third quarter of 2013. In addition, investment spread and mortality improved modestly versus the prior year.

Sales of $26 million increased versus the prior quarter and prior year. The company is transitioning to a broader set of competitive permanent product offerings, including indexed universal life and linked benefit products, and growth in sales on these products is expected to continue through the remainder of 2014. Linked benefit product deposits were $42 million in the quarter, up from $25 million in the prior quarter and in the prior year.

Long Term Care Insurance

Long term care insurance net operating income was $6 million, compared with $46 million in the prior quarter and $26 million in the prior year. Results benefitted from premium increases and reduced benefits of $3 million versus the prior quarter and $34 million versus the prior year related to the premium increases approved and implemented to date. Benefits and other changes in policy reserves increased $46 million after-tax versus the prior quarter and $47 million after-tax versus the prior year. Excluding the impact from the premium increases approved and implemented to date, benefits and other changes in policy reserves2 increased $45 million after-tax versus the prior quarter primarily from higher incurred losses resulting from higher severity on new and existing claims and increased $66 million after-tax versus the prior year primarily from higher severity and frequency on new and existing claims. As a result of recent experience, and in connection with its regular review of claims reserve assumptions for its long term care insurance products, the company is conducting a comprehensive review of the adequacy of its claim reserves. The company intends to complete this review before the release of financial results for the third quarter of 2014. The company continues to believe that the existing assumptions and methodology provide the most reliable best estimate. However, given the review underway, that will consider both long-term and recent experience, the company will likely change some of its assumptions, which could increase its long term care insurance claim reserves, and any increase may or may not be material.

Individual LTC sales of $24 million were higher than the prior quarter and lower than the prior year. The company is continuing to invest in distribution and marketing to increase LTC sales over time and expects to begin seeing some impact from these actions during the second half of the year. The company launched its Privileged Choice Flex 3.0 product in July 2014 in 42 states which gives millions more Americans the flexibility to choose the right fit for their long term care needs, combined with the simplicity of prepackaged benefits.

Fixed Annuities

Fixed annuities net operating income was $24 million, compared with $27 million in the prior quarter and $26 million in the prior year. Results compared to the prior quarter and prior year included unfavorable mortality that was partially offset by a favorable adjustment related to guarantee funds. Investment income from bond calls was down versus prior year, but was partially offset by the net impact of higher assets under management versus the prior year. Sales in the quarter totaled $429 million, down sequentially impacted by the decline in interest rates during the current quarter.

U.S. Life Companies Capital

The consolidated risk-based capital (RBC) ratio is estimated to be approximately 490 percent4, up from 480 percent at the end of the first quarter of 2014 and the consolidated U.S. life insurance companies unassigned surplus is estimated to be approximately $560 million4, up from approximately $440 million at the end of the first quarter of 2014. During the quarter, the company completed a life insurance reinsurance transaction generating approximately $90 million of unassigned surplus.

Global Mortgage Insurance Division

Global Mortgage Insurance Division had net operating income of $136 million, compared with net operating income of $132 million in the prior quarter and $102 million a year ago.

Global Mortgage Insurance Division

Net Operating Income (Loss)
(Amounts in millions)	Q2 14		Q1 14	Q2 13
International Mortgage Insurance
Canada	$47		$41	$43
Australia	57	[3]	62	55
Other Countries	(7)		(4)	(9)

Total International Mortgage Insurance	97		99	89
U.S. Mortgage Insurance	39		33	13

Total Global Mortgage Insurance	$136		$132	$102

Sales
(Amounts in billions)	Q2 14	Q1 14	Q2 13
International Mortgage Insurance
Flow
Canada	$5.0	$2.9	$4.7
Australia	7.9	7.8	8.7
Other Countries	0.5	0.4	0.4
Bulk
Canada	7.5	2.9	6.4
Australia	—	—	0.9
Other Countries	—	—	—
U.S. Mortgage Insurance
Primary Flow	6.1	3.9	6.3
Primary Bulk	—	—	—

International Mortgage Insurance Segment

Key Points

•	Reported International Mortgage Insurance segment net operating income was $97 million, compared with $99 million in the prior quarter and $89 million a year ago. Results in the quarter reflected an $11 million decrease in net operating income versus the prior quarter and prior year as a result of the IPO of 33.8 percent of the Australia MI business which was completed on May 21, 2014. Foreign exchange had an unfavorable impact of $11 million versus the prior year. The loss ratio in Canada was 12 percent and the loss ratio in Australia was 23 percent for the quarter.

•	In Canada, flow new insurance written (NIW) was up 72 percent[5] sequentially and up 13 percent[5] year over year. In addition, in the current quarter, the company completed $7.5 billion of bulk transactions, consisting of low loan-to-value prime loans. In Australia, flow NIW was down three percent[5] sequentially and flat[5] year over year.

•	The Canadian and Australian businesses continue to maintain sound capital positions.

•	Dividends of $42 million were paid to the holding company through the first half of 2014.

Canada Mortgage Insurance

Canada reported net operating income of $47 million versus $41 million in the prior quarter and $43 million in the prior year. The loss ratio in the quarter was 12 percent, down eight points from the prior quarter from seasonally lower new delinquencies, net of cures, and down 13 points from the prior year reflecting the strong credit quality of recent books and the overall stable economic environment. Earnings were impacted by

[5]	Percent change excludes the impact of foreign exchange.

unfavorable foreign exchange of $4 million versus the prior year. Results included more favorable tax benefits versus the prior quarter and prior year. Flow NIW was up 72 percent5 sequentially primarily from normal seasonal variation and the impact of the severe winter season in the first quarter of 2014 and up 13 percent5 year over year from increased market penetration. In addition, the company completed several bulk transactions in the quarter, consisting of low loan-to-value prime loans, of approximately $7.5 billion reflecting its selective participation in this market. After consultations with the business’s regulator, The Office of the Superintendent of Financial Institutions (OSFI), the business established its operating holding target at 220 percent minimum capital test (MCT), pending the development of a new regulatory capital test for mortgage insurers. At quarter end, the Canada mortgage insurance business had a MCT ratio of 230 percent4, in excess of the targeted level.

Australia Mortgage Insurance

Australia reported net operating income of $57 million versus $62 million in the prior quarter and $55 million in the prior year. Results in the quarter reflected an $11 million decrease in net operating income versus the prior quarter and prior year as a result of the IPO of 33.8 percent of the Australia MI business, which was completed on May 21, 2014. The loss ratio in the quarter was 23 percent, up six points sequentially from seasonally higher new delinquencies and lower cure rates as home prices moderated during the quarter and down 12 points from the prior year primarily from favorable aging of later stage delinquencies. Earnings were impacted by more favorable tax benefits of $11 million compared to the prior quarter and $9 million compared to the prior year as a result of the IPO. Results compared to the prior year included unfavorable foreign exchange of $6 million. Results in the current quarter also included $3 million of currency transaction losses on intercompany loans. Flow NIW was down three percent5 sequentially and flat5 year over year. At quarter end, the Australia mortgage insurance business had a prescribed capital amount (PCA) ratio of 154 percent4, in excess of the targeted range.

Other Countries Mortgage Insurance

Other Countries had a net operating loss of $7 million, compared to net operating losses of $4 million in the prior quarter and $9 million in the prior year as the business experienced higher losses in the current quarter.

U.S. Mortgage Insurance Segment

Key Points

•	U.S. MI net operating income was $39 million, compared with $33 million in the prior quarter and $13 million in the prior year. Results in the prior quarter included $6 million of unfavorable tax adjustments. The loss ratio in the quarter was 43 percent.

•	Flow NIW increased 56 percent from the prior quarter and decreased three percent from the prior year to $6.1 billion.

•	The risk-to-capital ratio for Genworth Mortgage Insurance Corporation (GMICO) is estimated at 14.0:1[4] and the combined risk-to-capital ratio is estimated at 14.6:1[4] as of June 30, 2014, reflecting a contribution to GMICO in the quarter of $300 million that was being held at Genworth Mortgage Holdings, LLC.

Total flow delinquencies decreased six percent sequentially and 26 percent versus the prior year. New flow delinquencies decreased approximately 13 percent from the prior quarter and decreased approximately 19 percent from the prior year, reflecting the continued burn through of delinquencies from the 2005 to 2008 book years. The flow average reserve per delinquency was $30,000, down slightly from the prior quarter.

Total losses were in line with the prior quarter as lower new delinquency development was offset by less favorable net cures and aging of existing delinquencies. Loss development within the quarter was in line with the modest loss reserve strengthening completed in the first quarter of 2014. Loss mitigation savings were $102 million in the quarter, down $12 million from the prior quarter.

Flow NIW of $6.1 billion increased 56 percent from the prior quarter reflecting normal seasonal variation in the purchase market and the impact of the severe winter season in the first quarter of 2014 and decreased three percent versus the prior year primarily from a smaller refinance origination market. Overall private mortgage insurance market penetration was up one point compared with the prior quarter and up approximately four points year over year as the originations market shifted from refinances to a purchase market. The company’s estimate of market share at the end of the quarter is approximately 14 percent. Flow persistency was 83 percent. In addition, the Home Affordable Refinance Program (HARP) accounted for about $0.4 billion in the quarter of insurance that is treated as a modification of the coverage on existing insurance in force rather than NIW, bringing the total risk-in-force under the HARP program to $4.9 billion.

The combined U.S. MI statutory risk-to-capital ratio is estimated at 14.6:14 at the end of the second quarter with the risk-to-capital ratio for GMICO estimated at 14.0:14, reflecting a contribution to GMICO in the quarter of $300 million that was being held at Genworth Mortgage Holdings, LLC.

On July 10, 2014, the draft Private Mortgage Insurance Eligibility Requirements were released by the government sponsored enterprises (GSEs). The company intends to meet the additional capital requirements for U.S. MI set forth in the draft guidelines on or before the anticipated effective date of June 30, 2015, depending on the availability of the capital and reinsurance markets and the performance of its businesses and subject to no other unforeseen developments. The company will utilize the two-year transition period as approved by the Federal Housing Finance Administration (FHFA) and GSEs if it does not comply by the anticipated effective date. The company and its U.S. MI business are confident that they are well-positioned to meet the draft version of these guidelines within the prescribed transition period and fully expect the U.S. MI business to maintain its strong presence in the private mortgage insurance market.

Based on the company’s current views of the housing market, expected U.S. MI earnings and capital generation, anticipated prepayment of its in-force portfolio in the ordinary course, the amount and loan characteristics of new U.S. MI business anticipated to be written and the $300 million contributed to GMICO in the second quarter of 2014, the company’s preliminary estimate of the additional capital required to be fully compliant assuming an effective date of June 30, 2015 will be between $450 to $550 million and will decrease to less than $175 million by December 31, 2016. The company has a variety of capital resources that could be utilized to satisfy capital requirements, and initially intends to utilize reinsurance transactions, and if needed, cash available at the holding company, which includes the proceeds from the completed Australian IPO, to fund them. Other potential sources include, but are not limited to, continued earnings from the business, available deferred tax assets and proceeds from the issuance of securities at Genworth Financial or Genworth Holdings. After the guidelines become final, the company will provide more details around its plans to comply with the Private Mortgage Insurance Eligibility Requirements including sources and timing of invested capital.

Corporate and Other Division

Corporate and Other Division net operating loss was $47 million, compared with $32 million in the prior quarter and $48 million in the prior year.

Corporate and Other Division

Net Operating Income (Loss)
(Amounts in millions)	Q2 14	Q1 14	Q2 13
International Protection	$2	$7	$1
Runoff	15	12	6
Corporate and Other	(64)	(51)	(55)

Total Corporate and Other	$(47)	$(32)	$(48)

Account Value
(Amounts in millions)	Q2 14	Q1 14	Q2 13
Variable Annuities	$7,884	$7,901	$7,877
Guaranteed Investment Contracts, Funding Agreements Backing Notes and Funding Agreements	667	891	1,077

International Protection Segment

International Protection reported operating income of $2 million, compared with $7 million in the prior quarter and $1 million in the prior year. Results in the prior quarter included $4 million of favorable tax adjustments. At quarter end, the lifestyle protection business had a regulatory capital ratio of approximately 348 percent4, well in excess of regulatory requirements.

Runoff Segment

The Runoff segment’s net operating income was $15 million, compared with $12 million in the prior quarter and $6 million in the prior year. Results in the current quarter reflected higher equity market growth versus the prior quarter and prior year primarily impacting the variable annuity business.

Corporate and Other

Corporate and Other’s net operating loss was $64 million, compared with $51 million in the prior quarter and $55 million in the prior year. Results in the prior quarter reflected $17 million of favorable tax adjustments.

Investment Portfolio Performance

Net investment income increased to $813 million, compared to $805 million in the prior quarter primarily from a favorable impact from prepayment speeds on structured securities. The reported yield for the current quarter was approximately 4.63 percent. The core yield2 was up slightly compared to the prior quarter at approximately 4.45 percent.

Net income in the quarter included $20 million of net investment gains, net of taxes, deferred acquisition costs amortization and other items. Total investment impairments, net of taxes, were $1 million in the current quarter and $4 million in the prior year.

Net unrealized investment gains were $2.1 billion, net of taxes and other items, as of June 30, 2014 compared with $1.3 billion as of June 30, 2013 and $1.6 billion as of March 31, 2014. The fixed maturity securities portfolio had gross unrealized investment gains of $5.2 billion compared with $4.0 billion as of June 30, 2013 and gross unrealized investment losses of $0.3 billion compared with $0.9 billion as of June 30, 2013.

Holding Company

Genworth’s holding company6 ended the quarter with approximately $1.2 billion7 of cash and liquid assets, down approximately $45 million compared to the prior quarter, from $485 million of debt maturities, $90 million of debt interest payments, partially offset by approximately $500 million of net proceeds from the minority IPO of Australia MI received in the quarter, $21 million of dividends received from the operating companies and $9 million of net other items. The holding company targets maintaining cash balances of at least one and a half times its annual debt service expense plus a risk buffer of $350 million.

[6]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public company debt) which is a subsidiary of Genworth Financial, Inc.
[7]	Comprises cash and cash equivalents of $1,073 million and U.S. government bonds of $150 million.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a leading Fortune 500 insurance holding company committed to helping families become more financially secure, self-reliant and prepared for the future. Genworth has leadership positions in long term care insurance and mortgage insurance and competitive offerings in life insurance and fixed annuities that assist consumers in solving their insurance, retirement and home ownership needs.

Genworth operates through three divisions: U.S. Life Insurance, which includes life insurance, long term care insurance and fixed annuities; Global Mortgage Insurance, containing U.S. Mortgage Insurance and International Mortgage Insurance segments; and the Corporate and Other division, which includes the International Protection and Runoff segments. Products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth, headquartered in Richmond, Virginia, traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com. From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiaries, Genworth MI Canada Inc. (TSX:MIC) and Genworth Mortgage Insurance Australia Limited (ASX:GMA), separately release financial and other information about their operations. This information can be found at http://www.genworth.com.au and http://genworth.ca.

Conference Call and Financial Supplement Information

This press release and the second quarter 2014 financial supplement are now posted on the company’s website. Additional information regarding business results will be posted on the company’s website, http://investor.genworth.com, by 7:30 a.m. on July 30, 2014. Investors are encouraged to review these materials.

Genworth will conduct a conference call on July 30, 2014 at 8:00 a.m. (ET) to discuss the quarter’s results and provide a progress update on the company’s strategic priorities. The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 877 888.4034 or 913 489.5101 (outside the U.S.); conference ID # 7690205. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through August 14, 2014 at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 7690205. The webcast will also be archived on the company’s website.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “net operating income (loss)” and “operating earnings per share.” Operating earnings per share is derived from net operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt and gains (losses) on insurance block transactions are also excluded from net operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Other non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

The following transaction was excluded from net operating income (loss) for the periods presented as it related to the loss on the early extinguishment of debt. In the second quarter of 2014, the company paid an early redemption payment of approximately $2 million, net of taxes and portion attributable to noncontrolling interests, related to the early redemption of Genworth MI Canada Inc.’s notes that were scheduled to mature in 2015.

There were no infrequent or unusual items excluded from net operating income (loss) during the periods presented other than a $13 million, net of taxes, expense recorded in the second quarter of 2013 related to restructuring costs.

While some of these items may be significant components of net income (loss) available to Genworth’s common stockholders in accordance with GAAP, the company believes that net operating income (loss) and measures that are derived from or incorporate net operating income (loss), including net operating income (loss) per common share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses net operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from net operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Net operating income (loss) and net operating income (loss) per common share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth’s common stockholders or net income (loss) available to Genworth’s common stockholders per common share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies.

The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income available to Genworth’s common stockholders for the three months ended June 30, 2014 and 2013, as well as for the three months ended March 31, 2014.

Adjustments to reconcile net income attributable to Genworth’s common stockholders and net operating income assume a 35 percent tax rate and are net of the portion attributable to noncontrolling interests. Net investment gains (losses) are also adjusted for deferred acquisition costs and other intangible amortization and certain benefit reserves.

This press release also includes non-GAAP financial measures entitled “net income before net income attributable to noncontrolling interests in the Australia MI business” and “net operating income before net operating income attributable to noncontrolling interests in the Australia MI business.” The company defines net income before net income attributable to noncontrolling interests in the Australia MI business and net operating income before net operating income attributable to noncontrolling interests in the Australia MI business as net income or net operating income, as applicable, adjusted for net income attributable to noncontrolling interests in the Australia MI business but before noncontrolling interests in the Canada MI business. These measures are presented as they are comparable to net income and net operating income for the second quarter of 2013. However, net income before net income attributable to noncontrolling interests in the Australia MI business and net operating income before net operating income attributable to noncontrolling interests in the Australia MI business are not substitutes for net income and net operating income determined in accordance with GAAP. A reconciliation of net income before net income attributable to noncontrolling interests in the Australia MI business and net operating income before net operating income attributable to noncontrolling interests in the Australia MI business to net income and net operating income is included in a table at the end of this press release.

This press release includes a non-GAAP financial measure that excludes the impact from premium increases approved and implemented to date, net of taxes, from benefits and other changes in policy reserves, net of taxes, for the long term care insurance business. Management believes that analysis of benefits and other changes in policy reserves excluding the impact from the premium increases approved and implemented to date, net of taxes, enhances understanding of the underlying claims experience in the current period. However, benefits and other changes in policy reserves excluding the impact from the premium increases approved and implemented to date, net of taxes, is not a substitute for benefits and other changes in policy reserves, net of taxes, determined in accordance with GAAP. A reconciliation of benefits and other changes in policy reserves excluding the impact from the premium increases approved and implemented to date, net of taxes, to reported GAAP benefits and other changes in policy reserves, net of taxes, is included in a table at the end of this press release.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for those items that are not recurring in nature. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) annualized first-year premiums for term life and long term care insurance products; (2) annualized first-year deposits plus five percent of excess deposits for universal and term universal life insurance products; (3) 10 percent of premium deposits for linked-benefits products; (4) new and additional premiums/deposits for fixed annuities; (5) new insurance written for mortgage insurance; and (6) net premiums written for the lifestyle protection insurance business. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums/deposits, premium equivalents, new premiums/deposits, new insurance written, and net premiums written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force. Insurance in force for the life, international mortgage and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. For risk in force in the international mortgage insurance business, the company has computed an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s businesses in Canada and Australia. Risk in force for the U.S. mortgage insurance business is the obligation that is limited under contractual terms to the amounts less than 100 percent of the mortgage loan value. The company considers insurance in force and risk in force to be measures of the company’s operating performance because they represent measures of the size of the business at a specific date which will generate revenues and profits in a future period, rather than measures of the company’s revenues or profitability during that period.

This press release also includes information related to loss mitigation activities for the U.S. mortgage insurance business. The company defines loss mitigation activities as rescissions, cancellations, borrower loan modifications, repayment plans, lender- and borrower-titled presales, claims administration and other loan workouts. Estimated savings related to rescissions are the reduction in carried loss reserves, net of premium refunds and reinstatement of prior rescissions. Estimated savings related to loan modifications and other cure related loss mitigation actions represent the reduction in carried loss reserves. Estimated savings related to claims mitigation activities represent amounts deducted or “curtailed” from claims due to acts or omissions by the insured or the servicer with respect to the servicing of an insured loan that is not in compliance with obligations under the company’s master policy. For non-cure related actions, including presales, the estimated savings represent the difference between the full claim obligation and the actual amount paid. Loans subject to the company’s loss mitigation actions, the results of which have been included in the company’s reported estimated loss mitigation savings, are subject to re-default and may result in a potential claim in future periods, as well as potential future loss mitigation savings depending on the resolution of the re-defaulted loan. The company believes that this information helps to enhance the understanding of the operating performance of the U.S. mortgage insurance business as loss mitigation activities specifically impact current and future loss reserves and level of claim payments.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the long term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. For the mortgage and lifestyle protection insurance businesses, the loss ratio is the ratio of incurred losses and loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

An assumed tax rate of 35 percent is utilized in the explanation of specific variances of operating performance and investment results.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•

Risks relating to the company’s businesses, including downturns and volatility in global economies and equity and credit markets; downgrades or potential downgrades in the company’s financial strength or credit ratings; interest rate fluctuations and levels; adverse capital and credit market conditions; the valuation of fixed maturity, equity and trading securities; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; defaults on the company’s commercial mortgage loans or the mortgage loans underlying the company’s investments in commercial mortgage-backed securities and volatility in performance; availability, affordability and adequacy of reinsurance; defaults by counterparties to reinsurance arrangements or derivative instruments; an adverse change in risk-based capital and other regulatory requirements; insufficiency of reserves and required increases to reserve liabilities; legal and regulatory constraints on dividend distributions by the company’s subsidiaries; competition, including from government-owned and government-sponsored enterprises (GSEs) offering mortgage insurance; loss of key distribution partners; regulatory restrictions on the company’s operations and changes in applicable laws and regulations; legal or regulatory investigations or actions; the failure of or any compromise of the security of the company’s computer systems and confidential information contained therein; the occurrence of natural or man-made disasters or a pandemic; the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act; ineffective or inadequate risk management program; changes in accounting and reporting standards; goodwill impairments; impairments of or valuation allowances against the company’s deferred tax assets; significant deviations from the company’s assumptions in its insurance policies and annuity contracts; accelerated amortization of deferred acquisition costs and present value of future profits; ability to increase premiums on in force and future long term care insurance products, including any current rate actions and any future rate actions; the failure of demand for life insurance, long term care insurance and fixed annuity products to increase; medical advances, such as genetic research and diagnostic imaging, and related legislation; ability to continue to implement actions to mitigate the impact of statutory reserve requirements; political and economic instability or changes in government policies; fluctuations in foreign currency exchange rates and international securities markets; the significant portion of the company’s international mortgage insurance risk in force with high loan-to-value ratios; increases in U.S. mortgage insurance default rates; failure to meet, or have waived to the extent needed, the company’s U.S. mortgage insurance subsidiaries’ minimum statutory capital requirements and hazardous financial condition standards; the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders and investors and changes to the role or structure of Fannie Mae and Freddie Mac; failure to meet the revised GSE eligibility standards or the capital required to meet the revised standards may be higher than anticipated; ability to realize the benefits of the company’s rescissions and curtailments; the extent to which loan modifications and other similar programs may provide benefits to the company; deterioration in economic conditions or a decline in home prices in the United States; problems associated with foreclosure process defects in the United States that may defer claim payments; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations in the United States; increases in the use of alternatives to private mortgage insurance in the United States and reductions by lenders in the level of coverage they select; the impact of the use of reinsurance with reinsurance companies affiliated with the company’s U.S. mortgage lending customers; and potential liabilities in connection with the company’s U.S. contract underwriting services;

•	Other risks, including the risk that the anticipated benefits of the announced expense reduction are not realized and the company may lose key personnel related to actions like this as well as general uncertainty in the timing of the company’s turnaround; the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if the company’s corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including the suspension of dividends and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Amy Corbin, 804 662.2685

amy.corbin@genworth.com

Media:	Al Orendorff, 804 662.2534

alfred.orendorff@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended June 30,
	2014	2013
Revenues:
Premiums	$1,343	$1,286
Net investment income	813	821
Net investment gains (losses)	34	21
Insurance and investment product fees and other	225	243

Total revenues	2,415	2,371

Benefits and expenses:
Benefits and other changes in policy reserves	1,256	1,269
Interest credited	184	184
Acquisition and operating expenses, net of deferrals	404	413
Amortization of deferred acquisition costs and intangibles	138	137
Interest expense	120	121

Total benefits and expenses	2,102	2,124

Income from continuing operations before income taxes	313	247
Provision for income taxes	85	73

Income from continuing operations	228	174
Income from discontinued operations, net of taxes	—	6

Net income	228	180
Less: net income attributable to noncontrolling interests	52	39

Net income available to Genworth Financial, Inc.’s common stockholders	$176	$141

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.35	$0.27

Diluted	$0.35	$0.27

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.35	$0.29

Diluted	$0.35	$0.28

Weighted-average shares outstanding:
Basic	496.6	493.4

Diluted	503.6	497.5

Reconciliation of Net Operating Income to Net Income

(Amounts in millions, except per share amounts)

	Three months ended June 30,		Three months ended March 31,
	2014	2013	2014
Net operating income (loss):
U.S. Life Insurance Division
U.S. Life Insurance segment
Life Insurance	$39	$27	$21
Long Term Care	6	26	46
Fixed Annuities	24	26	27

Total U.S. Life Insurance segment	69	79	94

Total U.S. Life Insurance Division	69	79	94

Global Mortgage Insurance Division
International Mortgage Insurance segment
Canada	47	43	41
Australia	57 [3]	55	62
Other Countries	(7)	(9)	(4)

Total International Mortgage Insurance segment	97	89	99
U.S. Mortgage Insurance segment	39	13	33

Total Global Mortgage Insurance Division	136	102	132

Corporate and Other Division
International Protection segment	2	1	7
Runoff segment	15	6	12
Corporate and Other	(64)	(55)	(51)

Total Corporate and Other Division	(47)	(48)	(32)

Net operating income	158	133	194
Adjustments to net operating income:
Net investment gains (losses), net	20	15	(10)
Expenses related to restructuring, net	—	(13)	—
Gains (losses) on early extinguishment of debt, net	(2)	—	—
Income from discontinued operations, net of taxes	—	6	—

Net income available to Genworth Financial, Inc.’s common stockholders	176	141	184
Add: net income attributable to noncontrolling interests	52	39	35

Net income	$228	$180	$219

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.35	$0.29	$0.37

Diluted	$0.35	$0.28	$0.37

Net operating income per common share:
Basic	$0.32	$0.27	$0.39

Diluted	$0.31	$0.27	$0.39

Weighted-average shares outstanding:
Basic	496.6	493.4	495.8

Diluted	503.6	497.5	502.7

Condensed Consolidated Balance Sheets

(Amounts in millions)

	June 30, 2014	December 31, 2013
Assets
Cash, cash equivalents and invested assets	$77,544	$73,505
Deferred acquisition costs	5,085	5,278
Intangible assets	266	399
Goodwill	867	867
Reinsurance recoverable	17,276	17,219
Other assets	695	639
Separate account assets	9,911	10,138

Total assets	$111,644	$108,045

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$34,497	$33,705
Policyholder account balances	25,834	25,528
Liability for policy and contract claims	7,223	7,204
Unearned premiums	4,191	4,107
Deferred tax and other liabilities	4,776	4,302
Borrowings related to securitization entities	233	242
Non-recourse funding obligations	2,024	2,038
Long-term borrowings	4,691	5,161
Separate account liabilities	9,911	10,138

Total liabilities	93,380	92,425

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	11,986	12,127

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	2,109	914
Net unrealized gains (losses) on other-than-temporarily impaired securities	19	12

Net unrealized investment gains (losses)	2,128	926

Derivatives qualifying as hedges	1,652	1,319
Foreign currency translation and other adjustments	381	297

Total accumulated other comprehensive income (loss)	4,161	2,542
Retained earnings	2,783	2,423
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	16,231	14,393
Noncontrolling interests	2,033	1,227

Total stockholders’ equity	18,264	15,620

Total liabilities and stockholders’ equity	$111,644	$108,045

Reconciliation of Long Term Care Insurance Benefits And Other Changes In Policy Reserves

(Amounts in millions)

	Three months ended June 30,		Three months ended March 31, 2014	Change from June 30, 2014 to June 30, 2013	Change from June 30, 2014 to March 31, 2014
	2014	2013
Benefits and other changes in policy reserves	$735	$663	$664	$72	$71
Adjustments for:
Impact from the premium increases approved and implemented to date	44	14	46	30	(2)
Taxes	(273)	(237)	(249)	(36)	(24)

Benefits and other changes in policy reserves excluding the impact from the premium increases approved and implemented to date, net	$506	$440	$461	$66	$45

Impact of Foreign Exchange on Operating Results8

Three months ended June 30, 2014

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[9]
Canada Mortgage Insurance (MI):
Flow new insurance written	6%	13%
Flow new insurance written (2Q14 vs. 1Q14)	72%	72%

Australia MI:
Flow new insurance written	(9)%	—%
Flow new insurance written (2Q14 vs. 1Q14)	1%	(3)%

[8]	All percentages are comparing the second quarter of 2014 to the second quarter of 2013 unless otherwise stated.
[9]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Net Investment Gains (Losses)

(Amounts in millions)

	Three months ended June 30,		Three months ended March 31, 2014
	2014	2013
Net investment gains (losses), gross	$34	$21	$(17)
Adjustments for:
Deferred acquisition costs and other intangible amortization and certain benefit reserves	3	7	1
Net investment gains (losses) attributable to noncontrolling interests	(5)	(5)	1
Taxes	(12)	(8)	5

Net investment gains (losses), net	$20	$15	$(10)

Reconciliation of Net Income Before Net Income Attributable To Noncontrolling

Interests In The Australia MI Business To Net Income Available To Genworth’s

Common Stockholders And Net Operating Income Before Net Operating Income Attributable

To Noncontrolling Interests In The Australia MI Business To Net Operating Income

(Amounts in millions)

	Three months ended June 30,
	2014	2013
Net income before net income attributable to noncontrolling interests	$228	$180
Adjustments for:
Net income attributable to noncontrolling interests in the Australia MI business	11	N/A
Net income attributable to noncontrolling interests in the Canada MI business	41	39

Net income available to Genworth’s common stockholders	$176	$141

Net operating income before net operating income attributable to noncontrolling interests	$208	$169
Adjustments for:
Net operating income attributable to noncontrolling interests in the Australia MI business	11	N/A
Net operating income attributable to noncontrolling interests in the Canada MI business	39	36

Net operating income	$158	$133

Reconciliation of Core Yield to Reported Yield

(Assets - amounts in billions)	For the three months ended June 30, 2014
Reported Total Invested Assets and Cash	$76.9
Subtract:
Securities lending	0.3
Unrealized gains (losses)	5.6
Derivative counterparty collateral	0.4

Adjusted end of period invested assets	$70.6

Average Invested Assets Used in Reported Yield Calculation	$70.2
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[10]	0.2

Average Invested Assets Used in Core Yield Calculation	$70.0

(Income - amounts in millions)
Reported Net Investment Income	$813
Subtract:
Bond calls and commercial mortgage loan prepayments	7
Reinsurance[11]	13
Other non-core items[12]	12
Restricted commercial mortgage loans and other invested assets related to securitization entities[10]	3

Core Net Investment Income	$778

Reported Yield	4.63%

Core Yield	4.45%

[10]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[11]	Represents imputed investment income related to reinsurance agreements in the lifestyle protection insurance business.
[12]	Includes cost basis adjustments on structured securities, preferred stock income and various other immaterial items.